Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of March 18, 2018 by and among Life Storage, Inc., a Maryland corporation (the “Company”), Land & Buildings Capital Growth Fund, LP, a Delaware limited partnership (“L&B Capital”) and its affiliates, including but not limited to Land & Buildings Real Estate Opportunity Fund, LP, a Delaware limited partnership, (“L&B Opportunity”), Land & Buildings GP LP, a Delaware limited partnership (“L&B GP”), and Land & Buildings Investment Management, LLC, a Delaware limited liability company (“L&B Management”), and Jonathan Litt (together with L&B Capital, L&B Opportunity, L&B GP, L&B Management and any other Affiliate of Mr. Litt or such entities, the “Investor”) (each of the Company and Investor a “Party” to this Agreement, and collectively, the “Parties”), with respect to the matters set forth below. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in paragraph 16 below. In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Composition Matters.

a)	Size of Board. As promptly as practicable following the execution of this Agreement (and in any event, within two (2) business days after the date hereof), the Board of Directors of the Company (the “Board”) shall fix the size of the Board at ten (10) directors, provided, however, that the Board shall fix the size of the Board at eight (8) directors upon conclusion of the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) in accordance with paragraph 2 of this Agreement.

b)	Investor Nominee. As promptly as practicable following the execution of this Agreement (and in any event, within two (2) business days after the date hereof), the Board shall take all action necessary to appoint Dana Hamilton to the Board (the “Investor Nominee”). The Board shall include such Investor Nominee as a nominee for the Board in the 2018 Annual Meeting proxy statement (the “Proxy Statement”) and will recommend and solicit proxies for the election of the Investor Nominee at the 2018 Annual Meeting. As promptly as practicable following the execution of this Agreement (and in any event, within two (2) business days after the date hereof), the Investor Nominee shall be appointed to the Audit Committee of the Board.

c)

Additional New Director. As promptly as practicable following the execution of this Agreement (and in any event, within two (2) business days after the date hereof), the Board will take all action necessary to appoint Edward Pettinella to the Board (the “Additional New Director” and together with the Investor Nominee, the “New Directors”)). The Board shall include such Additional New Director as a nominee for the Board in the Proxy Statement and shall recommend and solicit proxies for the election of the Additional New Director at the 2018

EXECUTION VERSION

Annual Meeting. As promptly as practicable following the execution of this Agreement (and in any event, within two (2) business days after the date hereof), the Additional New Director shall be appointed to the Nominating and Corporate Governance Committee of the Board.

d)	Chief Executive Officer. As promptly as practicable following the execution of this Agreement (and in any event, within two (2) business days after the date hereof), the Board will take all action necessary to appoint David Rogers (chief executive officer of the Company) to the Board. The Board shall include Mr. Rogers as a nominee for the Board in the Proxy Statement and shall recommend and solicit proxies for the election of Mr. Rogers at the 2018 Annual Meeting.

2.	Director Retirements. As previously contemplated by the Board pursuant to the Board’s ongoing succession plan and in accordance with the expressed desires of two long-standing directors to retire from the Board in the near term, Kenneth Myszka and Robert J. Attea (collectively, the “Retiring Directors”) will retire from the Board in connection with the 2018 Annual Meeting. The Board shall not include the Retiring Directors as nominees for the Board in the Proxy Statement, and shall accept the resignations of the Retiring Directors, effective as of the conclusion of the 2018 Annual Meeting.

3.	Board Size. Upon conclusion of the 2018 Annual Meeting and through the date of the Company’s 2019 annual meeting of the shareholders (the “2019 Annual Meeting”), the Board size shall not exceed eight (8) members unless the Board unanimously agrees to expand the Board to nine (9) members, in which case the Board shall not exceed nine (9) members through the date of the 2019 Annual Meeting.

4.	Withdrawal of Investor Director Nominees. Investor hereby irrevocably withdraws the nomination of the slate of directors (the “Investor Slate”) previously put forth in that certain letter to the Company dated December 11, 2017 in connection with the 2018 Annual Meeting, and any related materials or notices submitted to the Company in connection therewith or related thereto, and agrees not to make any other nominations for election at the 2018 Annual Meeting.

5.	Investor Nominee Agreements, Arrangements and Understandings. Investor represents and agrees that as of the date of this Agreement neither it nor any of its Affiliates (a) shall pay any compensation to the Investor Nominee (including replacement candidates contemplated by paragraph 6) regarding such Person’s service on the Board or any committee thereof or (b) shall have any agreement, arrangement or understanding, written or oral, with the Investor Nominee (including replacement candidates contemplated by paragraph 6) regarding such Person’s service on the Board or any committee thereof (including without limitation pursuant to which such Person will be compensated for his or her service as a director on the Board or any committee thereof). Notwithstanding the foregoing, the Company agrees and acknowledges that the payment by Investor of compensation to the Investor Nominee as set forth in that certain Nomination Letter dated December 11, 2017 in connection with his or her potential nomination by Investor as a director for election to the Board shall not be deemed a violation of this paragraph 5.

EXECUTION VERSION

6.	Investor Nominee and Additional New Director Replacements. If the Investor Nominee resigns, refuses or is unable to serve or fulfill his or her duties as a director for any reason, in each case prior to the Expiration Date, and at such time Investor’s ownership is at least 1.0% of the Company’s then-outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), Investor shall have the ability to recommend a substitute person who (a) is Independent, (b) satisfies the Company’s corporate governance guidelines with respect to director nominations, and (c) is reasonably acceptable to the Board (such acceptance not to be unreasonably withheld). The Board shall determine whether the Investor’s proposed replacement director candidate is acceptable and meets the foregoing criteria within ten (10) business days after the Board has conducted interview(s) of such proposed replacement director candidate. The Board shall use its commercially reasonable efforts to cause any interview(s) contemplated by this paragraph 6 to be conducted as promptly as practicable, but in any case, assuming reasonable availability of the proposed replacement director candidate, within ten (10) business days after the Investor has submitted such proposed replacement director candidate to the Board. Upon the Board’s acceptance of the Investor’s replacement director candidate, the Board shall take all actions necessary to appoint such replacement director candidate to the Board no later than five (5) business days after such acceptance.

If the Additional New Director resigns, refuses or is unable to serve or fulfill his or her duties as a director for any reason, in each case prior to the Expiration Date, then a replacement who is Independent and satisfies the Company’s corporate governance guidelines with respect to director nominations shall be identified by the Nominating and Corporate Governance Committee.

Any replacement director candidate for an Investor Nominee or an Additional New Director shall be appointed to the Board to serve the unexpired term of the departed Investor Nominee or Additional New Director, as applicable, and shall be considered an Investor Nominee or an Additional New Director, for all purposes of this Agreement. Subject to New York Stock Exchange rules, applicable law and the qualifications of such candidate, the Board and all applicable committees of the Board shall take all necessary actions to appoint any replacement director for an Investor Nominee or an Additional New Director to any applicable committee of the Board of which such Investor Nominee or Additional New Director was a member immediately prior to such Investor Nominee’s or Additional New Director’s resignation or removal. Except as provided in this Agreement, any other vacancies or openings to be filled on the Board, or any committee thereof created, shall be filled by the Board in accordance with the Company’s bylaws upon the recommendation of the Nominating and Corporate Governance Committee.

7.

Investor Nominee and Additional New Director Information. As a condition to each of the New Directors’ appointment as a director, the New Directors shall each provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations,

EXECUTION VERSION

and shall consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to all other members of the Board. If, following the date of this Agreement, the Board learns that either of the New Directors has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a material misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then, in the case of the Investor Nominee, the Board may request that the Investor Nominee submit his or her resignation and, in such case, Investor shall request the Investor Nominee to resign from the Board and, upon such resignation, may select a replacement designee in accordance with paragraph 6 of this Agreement, and in the case of the Additional New Director, the Board may request that the Additional New Director submit his or her resignation and, upon such resignation, may select a replacement designee in accordance with paragraph 6 of this Agreement, in each case, consistent with how the Board would treat any of the Company’s directors upon learning that any such director has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a material misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

8.	Company Recommendations at the 2018 Annual Meeting. In connection with the 2018 Annual Meeting (and any adjournments or postponements thereof), the Company shall recommend (and shall not change such recommendation in a manner adverse to the Investor Nominee or the Additional New Director) that the Company’s stockholders vote in favor of the election of each of the Board’s nominees (including the Investor Nominee and the Additional New Director), solicit proxies for each of the Board’s nominees (including the Investor Nominee and the Additional New Director), cause all Company common stock represented by proxies granted to it (or any of its officers, directors or representatives) that do not specify a vote with respect to the election of the Board to be voted in favor of each of the Board’s nominees (including the Investor Nominee and the Additional New Director) and otherwise support the Investor Nominee and the Additional New Director for election in a manner no less rigorous and favorable than the manner in which the Company supports its other director nominees.

9.	Voting of Investor’s Shares. In connection with the 2018 Annual Meeting (and any adjournments or postponements thereof), Investor shall cause to be present for quorum purposes and vote or cause to be voted all Company common stock beneficially owned by it or its controlling or controlled Affiliates entitled to vote on the record date for the 2018 Annual Meeting in favor of (a) the election of directors nominated by the Board and (b) otherwise in accordance with the Board’s recommendation on any proposal not related to an Extraordinary Transaction; provided that, in the event Institutional Shareholder Services (“ISS”) recommends otherwise with respect to any proposal (other than the election of directors), Investor shall be permitted to vote in accordance with the ISS recommendation.

10.

Company Policies. Investor and the Investor Nominee acknowledge that the Investor Nominee, upon election to the Board, shall serve as a member of the Board and shall be governed by the same protections and obligations currently existing regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of

EXECUTION VERSION

conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors (collectively, “Company Policies”) and as required by law, and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. True copies of all such Company Policies (other than with respect to general fiduciary obligations) shall have been provided to Investor prior to the execution of this Agreement.

11.	Press Release; SEC Filings. Promptly following the execution and delivery of this Agreement, the Company shall issue the press release in the form attached as Exhibit A (the “Company Press Release”) and no Party shall make any statement inconsistent with the Company Press Release in connection with the announcement of this Agreement. Additionally, promptly following the execution and delivery of this Agreement, the Company will file a Current Report on Form 8-K, which will report the entry into this Agreement and file the Agreement as an exhibit thereto.

12.	Annual Meetings. The 2018 Annual Meeting shall be held no later than June 30, 2018. The 2019 Annual Meeting shall be held no later than July 30, 2019.

13.	Standstill. From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this paragraph 13 terminate pursuant to the terms of this Agreement (such period, the “Restricted Period”), Investor shall not, and shall cause its Affiliates and Associates under its control or direction (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board:

a)	engage in any “solicitation” (as such term is defined under the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

b)	knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, advising or influencing any Person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

c)	form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act and the rules promulgated thereunder with any entity or person unaffiliated with Investor and with respect to any Voting Securities;

EXECUTION VERSION

d)	make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict Investor from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement regarding any of the types of matters set forth above in this paragraph;

e)	(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as otherwise permitted in this Agreement, or (ii) seek, alone or in concert with others, the removal of any member of the Board, provided, however, that nothing in this Agreement shall prevent Investor or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2019 Annual Meeting so long as such actions do not create a public disclosure obligation for Investor or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Investor’s normal practices in similar circumstances;

f)	make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

g)	make any request for stock list materials or other books and records of the Company under the Maryland General Corporation Law or other statutory or regulatory provisions providing for shareholder access to books and records;

h)	make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization of the Company, (iii) any other material change in the Company’s management, business or corporate structure, or (iv) any waiver, amendment or modification to the Company’s Certificate of Incorporation or bylaws, or other actions which may affect or impede the acquisition of control of the Company by any person;

i)	enter into any negotiations, agreements or understandings with any Third Party to take any action that Investor is prohibited from taking pursuant to this paragraph 13; or

j)	make any public request or submit any public proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal;

EXECUTION VERSION

provided, that the restrictions in this paragraph 13 shall terminate automatically upon the earliest of (i) as a non-exclusive remedy for any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the Investor Nominee or Additional New Director and otherwise constitute the Board in accordance with paragraph 1, a failure to appoint a replacement in accordance with paragraph 6, or a failure to issue the Company Press Release in accordance with paragraph 11), upon ten (10) business days’ prior written notice by Investor following any such material breach of this Agreement by the Company if such breach has not been cured within such notice period, provided that Investor is not in material breach of this Agreement at the time such notice is given, (ii) the announcement by the Company of a definitive agreement with respect to any Extraordinary Transaction that would directly or indirectly result in the acquisition of beneficial ownership by any person or group of more than 50% of the Voting Securities or all or substantially all of the Company’s assets, and (iii) the commencement of any tender or exchange offer (by a person other than Investor or its Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would directly or indirectly result in the acquisition of beneficial ownership by any person or group of more than 50% of the Voting Securities, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer.

During the Restricted Period, the Company shall not adopt and shall not propose the adoption of any amendment to the Certificate of Incorporation or bylaws of the Company that would reasonably be expected to impair the ability of a stockholder to submit nominations for election to the Board or stockholder proposals in connection with any future Company Annual Meeting of Stockholders, and nothing contained in this paragraph 13 shall prevent Investor from (i) privately communicating with the Company or the Board, (ii) making any public or private statement or announcement with respect to an Extraordinary Transaction that is publicly announced by the Company or a Third Party, and (iii) publicly commenting on any earnings announcement of the Company so long as any such communication is non-disparaging and otherwise not in violation of any of the provisions in this paragraph 13. Nothing in this Agreement shall prevent the Company from responding to such Investor statements, subject to the obligations of the Parties under paragraph 14, or the Company or Investor from responding to any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought (so long as such request did not arise as a result of discretionary acts by Investor or any of its Affiliates or by the Company or any of its Affiliates, as applicable). Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 13 shall prohibit or restrict the Investor Nominee or the Additional New Director from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company.

EXECUTION VERSION

14.	Non-Disparagement. During the Restricted Period, the Company and Investor shall each refrain from publicly making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees not to publicly make or cause to be made any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or damages the reputation of, (a) in the case of public statements or announcements by any of Investor or its Affiliates, advisors or representatives, the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by any of the Company or its Affiliates, advisors or representatives, Investor or any of Investor’s Affiliates, Associates or advisors or any of their respective employees or any person who has served as an employee of Investor and Investor’s Affiliates, Associates or advisors. The foregoing shall not (i) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought, or (ii) apply to any private communications between Investor, its respective Affiliates and Associates and its and their respective principals, directors, members, general partners, officers and employees.

15.	Securities Laws. Investor hereby acknowledges that it and its Affiliates are aware that United States securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information.

16.

Defined Terms. As used in this Agreement, the term (a) “Affiliate” and “Associate” shall each have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; provided, that “Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); (b) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (c) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (d) “Independent” means that a Person (x) (i) shall not be an employee, director, general partner, manager or other agent of Investor or of any Affiliate of Investor and (ii) shall not be a material limited partner, member or other investor in Investor or any Affiliate of Investor, provided, that for the avoidance of doubt, service as a prior or future nominee of Investor shall not in and of itself cause such Person not to be deemed “Independent” and (y) shall be an independent director of the Company under the Company’s independence guidelines, applicable law and the rules and regulations of the

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SEC and New York Stock Exchange; (e) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (f) “SEC” means the U.S. Securities and Exchange Commission; (g) “Third Party” means any Person that is not a party to this Agreement or an Affiliate or Associate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; and (h) “Voting Securities” shall mean the shares of common stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

17.	Investor’s Representations and Warranties. Each of Investor and its Affiliates, severally and not jointly, represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; and (b) neither it nor any of its Affiliates, as of the date of this Agreement, has or shall have, any agreement, arrangement or understanding, written or oral, with the Investor Nominee or other member of the Board pursuant to which such individual has been or shall be compensated for his or her service as a director on, or nominee for election to, the Board.

18.	Company Representations and Warranties. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) this Agreement does not require the approval of the stockholders of the Company; and (c) this Agreement does not and shall not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or bylaws, each as may be amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

19.	Termination. This Agreement shall terminate on the earlier of (i) ten (10) business days prior to the first day of the Company’s stockholder director nomination period for the 2019 Annual Meeting, as established pursuant to the Company’s bylaws or (ii) one year from the date of this Agreement (the “Expiration Date”). Notwithstanding the foregoing, this paragraph 19 and paragraphs 20 through 28 shall survive the termination or expiration of this Agreement.

20.

Specific Performance. The Company and Investor each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto

EXECUTION VERSION

that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

21.	Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits and schedules) constitutes the only agreement between Investor and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any purported transfer without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

22.	Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

23.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. Each of Investor and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in the city of Baltimore, Maryland; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 25 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such Party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct,

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dealing, statements (whether oral or written), or actions of any of them. No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

24.	Parties in Interest. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

25.	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

    If to the Company to:

Life Storage, Inc.

6467 Main Street

Williamsville, New York 14221

Attn:    Andrew J. Gregoire, Chief Financial Officer & Secretary

Email: agregoire@lifestorage.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

Attn:    Joseph E. Gilligan and Joseph G. Connolly Jr.

Email:  joseph.gilligan@hoganlovells.com

joseph.connolly@hoganlovells.com

Phillips Lytle LLP

One Canalside

125 Main Street

Buffalo, NY 14203-2887

Attn:     Frederick G. Attea and Glenn J. Bobeck

Email:  FAttea@phillipslytle.com

             GBobeck@phillipslytle.com

If to the Investor:

Land & Buildings Capital Growth Fund, LP

c/o Land & Buildings Investment Management, LLC

1 Landmark Square, 7th Floor

Stamford, Connecticut 06901

Attn:    Jonathan Litt

Email:  jonathan.litt@landandbuildings.com

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with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attn:	Steve Wolosky

Meagan Reda

Email:	SWolosky@olshanlaw.com

MReda@olshanlaw.com

At any time, any Party may, by notice given in accordance with this paragraph to the other Party, provide updated information for notices hereunder.

26.	Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, provided, however, that the Company agrees to reimburse Investor for reasonable and documented out-of-pocket expenses incurred by Investor prior to the date hereof directly in connection with its investment in the Company, including, but not limited to the negotiation and execution of this Agreement, in an amount not to exceed $480,000. The reimbursement provided in this paragraph 26 shall be paid by the Company to Investor promptly after the date of this Agreement, provided that documentation supporting such reimbursable expenses is provided to the Company no later than ten (10) business days following the date of this Agreement.

27.	Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

28.	Counterparts. This Agreement may be executed by the Parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has executed and delivered this Agreement, or caused the Agreement to be duly executed and delivered on its behalf, as of the date first set forth above.

LIFE STORAGE, INC.

By:	/s/ David L. Rogers
Name:	David L. Rogers
Title:	Chief Executive Officer

/s/ Jonathan Litt
JONATHAN LITT

LAND & BUILDINGS CAPITAL GROWTH FUND, LP

By:	Land & Buildings Investment Management,
LLC, Investment Manager

By:	/s/ Jonathan Litt
Name:	Jonathan Litt
Title:	Managing Principal

L & B REAL ESTATE OPPORTUNITY FUND, LP

By:	Land & Buildings Investment Management,
LLC, Investment Manager

By:	s/ Jonathan Litt
Name:	Jonathan Litt
Title:	Managing Principal

LAND & BUILDINGS GP LP

By:	L&B GP LLC, General Partner

By:	Land & Buildings Investment Management,
LLC, Investment Manager

By:	s/ Jonathan Litt
Name:	Jonathan Litt
Title:	Managing Principal

LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC

By:	s/ Jonathan Litt
Name:	Jonathan Litt
Title:	Managing Principal

EXHIBIT A

Company Press Release

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